FOR IMMEDIATE RELEASE

Ferro Corporation Announces Revised Pricing and Extension of Expiration Date for Tender Offer
and Consent Solicitation

CLEVELAND, Ohio – August 12, 2008 – Ferro Corporation (NYSE: FOE) (“the Company”), today announced the revised tender offer consideration and the revised total consideration to be paid in connection with the offer to purchase all of its outstanding 9 1/8% Senior Notes due in January 2009 (the “Notes”) being conducted pursuant to the terms of and subject to the conditions in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal, each dated June 20, 2008 (the “Offer to Purchase”). As permitted in the Offer to Purchase, the Company previously extended the tender offer and consent solicitation and, as a result and pursuant to the terms of the Offer to Purchase, revised the consideration amounts that it had previously announced. In addition to revising the consideration amount, the Company also announced today that it has further extended the tender offer and consent solicitation to 5:00 p.m., New York City time, August 26, 2008 (the “Expiration Date”).

The revised total consideration for each $1,000 principal amount of Notes (the “Total Consideration”), which will be payable in respect of the Notes that are accepted for payment and that were validly tendered on or prior to 5:00 p.m., New York City time, on July 3, 2008 (the “Consent Payment Deadline”), will be $1,024.25 per $1,000 principal amount of the Notes. The Total Consideration includes a consent payment of $15.00 for each $1,000 principal amount of Notes tendered by each holder of Notes that validly tenders its Notes and delivers consent on or prior to the Consent Payment Deadline if such Notes are accepted for purchase pursuant to the tender offer. The Total Consideration was determined as of 10:00 a.m., New York City time, on August 12, 2008, and is equal to, for each $1,000 principal amount of Notes, the present value, minus accrued interest, on the applicable payment date for the tender of Notes of (i) $1,000 on January 1, 2009 (the “Redemption Date”) and (ii) the remaining scheduled interest payments on such Notes after the payment date for the tender of Notes to the Redemption Date. The consideration was determined using a basis of a yield to the Redemption Date equal to the sum of (A) the yield on the 4.75% U.S. Treasury note due December 31, 2008 (the “Reference Treasury Security”), as calculated by Credit Suisse Securities (USA) LLC (“Credit Suisse”), acting as dealer manager, in accordance with standard market practice, based on the bid side price for the Reference Treasury Security on the price determination date, as described in the tender offer documents, plus (B) a fixed spread of 50 basis points. The tender offer consideration to be paid to any holders of Notes that are accepted for payment and that are validly tendered on or prior to the Expiration Date, but after the Consent Payment Deadline, will be the Total Consideration minus the $15.00 consent payment, or $1,009.25 per $1,000 principal amount of the Notes.

In addition to the Total Consideration, such tendering holders will receive accrued and unpaid interest up to, but not including, the payment date.

As of 3:00 p.m., New York City time, on August 12, 2008, the Company had received tenders and consents for $199,887,000.00 in aggregate principal amount of the Notes, representing 99.444% of the Notes outstanding.

The tender offer and consent solicitation remains open and is scheduled to expire at the Expiration Date. The Company reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time subject to applicable law.

The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the tender offer and consent solicitation is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, including, among others, (i) the execution by the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, of the Supplemental Indenture (as such term is defined in the Offer to Purchase) which sets out the proposed amendments to the indenture governing the Notes, (ii) holders of the Notes having delivered (and not revoked) by July 3, 2008 consents representing not less than a majority in aggregate principal amount of the Notes (excluding Notes owned by the Company or any of its affiliates), (iii) holders of the Notes having tendered (and not withdrawn) by the Expiration Date Notes representing not less than a majority in aggregate principal amount of the Notes (excluding Notes owned by the Company or any of its affiliates), and (iv) the Company’s receipt of sufficient proceeds from a new issuance of senior debt on or prior to the Early Acceptance Time or the Final Acceptance Time (as such terms are defined in the Offer to Purchase), as the case may be, to fund substantially all of the tender offer and the consent solicitation. The complete terms and conditions of the tender offer and consent solicitation are set forth in the tender offer documents, and no assurance can be given that a new issuance of senior debt will be completed, or the other conditions will be satisfied or waived, in a timely manner or at all.

The Company has retained Credit Suisse to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to 212-325-4951 (collect). Morrow & Co. will serve as the information agent for the tender offer and can be contacted at 800-607-0088.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Our ability to obtain the financing for and consummate the tender offer is subject to increases in interest rates and operating costs, general volatility of the capital markets and our ability to access the capital markets.

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 and other filings with the SEC.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com